Exhibit 99.1

Creative Medical Technology Holdings, Inc. March 28, 2019 Shareholder Update

PR NewswireMarch 28, 2019

PHOENIX, March 28, 2019 /PRNewswire/ -- (OTCQB-CELZ) Creative Medical Technology Holdings, Inc. announced today an update of its activities:

CaverStem™ domestic activities: As previously reported, we are continuing marketing to physicians across the United States. Since our last shareholder update several physicians have joined CaverStem™ and are in the process of training and patient acquisition.

We have added physicians in Hawaii, California, Ohio, Texas and Tennessee. We will continually add the new physicians to the CaverStem™ website, begin the patient awareness campaign in each area and schedule physician training.

These physicians came to us through our physician marketing program as previously disclosed. We are continuing to use this marketing tool with mailers and emails with follow up personal or telephone communication with physicians across the country.

We are always working to get physicians trained as soon as possible. In order to properly train each physician, we require a minimum of 5 patients. This requires scheduling all patients, the physician and our trainer. This process has caused delays, therefore we have added additional medical personnel to travel to each physicians office to train. With this increased flexibility on our part we anticipate a reduction in such delays.

As previously disclosed, our patient marketing campaign has relied heavily on social media with the use of Google Ad Words and banner advertising. We believe social media is a great resource as 80% of patients find us, using their phones and tablets. In order to continue to grow patient awareness print advertising is now being used and we are continuing to develop our television commercial which will be edited to direct patients to each physician in their area.

CaverStem™ International: We have successfully treated our first six patients in Italy and other patients are scheduled. Due to the increased international demand and to compliment our existing relationship with Scott Shea, CEO of Aspire Medical in Munich, Germany with whom we enjoy a phenomenal relationship, Thomas Bianchi has joined the company as our international sales representative. Mr. Bianchi has decades long experience in medical device sales, having worked for companies such as Stryker and Medtronics.  With Scott and Thomas on the CaverStem™ team we expect to continue to grow our international physician base not only in recruiting new physicians but in more effectively servicing existing physicians.

Progress in Russia has been much slower than expected. Government exemptions are required for the ongoing import of our device. This is a slow and tedious process in getting approval, therefore our progress has been delayed. We will continue with this process and maintain great faith in our relationship with Promo Med and our expansion in to this sizable market.

CaverStem™ clinical trial: As we've previously advised, we are working on our paper for publication. This is ongoing and in compliance with our contractual obligations. Once our paper has been approved by The Journal of Translational Medicine and a publication date advised we will advise.

Additionally, we have designed an electronic patient registry that is intended to include data from our clinical trial, data from treating physicians using centrifuge technology with a 30cc to 60cc bone marrow aspiration and our second generation, needle only,  mini bone marrow aspiration technology drawing a maximum of 20cc of bone marrow. Recent publications have disclosed that with the second generation needle technology a larger amount of pure cell product is harvested because of a reduction in dilution of blood, thus requiring a reduced bone marrow aspiration. The registry will enable the company to gather and maintain ongoing HIPAA compliant information on patient demographics, history and treatment progress. Patient names and addresses will not be included on the registry or disclosed to the company.

We have received positive feedback from treating physicians of a 70% to 90% efficacy in their patients. Obviously results differ depending on the age and health of the patient and cause and severity of their erectile dysfunction.

FemCelz™: As previously announced, we are progressing with the development of the FemCelz™ procedure for the treatment of female sexual dysfunction.